Aradigm Announces Receipt of Nasdaq Staff Determination Letter; Company to Request Hearing

HAYWARD, CA -- 06/23/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that it has received a staff determination letter from the Nasdaq Stock Market Inc. (Nasdaq) stating that the Company's common stock is subject to delisting from the Nasdaq Capital Market for not meeting specific listing criteria. The Company has the right to a hearing and will be submitting a request to the Nasdaq Listing Qualifications Panel on this matter. This request will stay the delisting of the Company's securities pending the hearing and a determination by the Panel with the company continuing to trade its securities under the ticker symbol "ARDM" on the Nasdaq board. There can be no assurance that the Panel will grant the Company's request for a hearing.

As previously announced, on May 18, 2006, the Company received notice indicating that it had failed to comply with Marketplace Rule 4310(c)(2)(B) or Marketplace Rule 4310(c)(2)(B)(ii) of the Nasdaq Stock Market, requiring the company either maintain a minimum market value or shareholders' equity or meet certain net income levels.

"We are working diligently to address the factors that are within our control to return the company to compliance, and if granted a hearing, we will be provided with an opportunity to present our plan to maintain a continued listing," said Thomas Chesterman, Aradigm's Chief Financial Officer.

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370